Exhibit 4.3

THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE

SHARES OF PREFERRED STOCK OF

MASERGY COMMUNICATIONS, INC.

(Void after April 30, 2011)

This certifies that VENTURE LENDING & LEASING III, LLC, a Delaware limited liability company, or assigns (the “Holder”), for value received, is entitled to purchase from MASERGY COMMUNICATIONS, INC., a Delaware corporation (the “Company”), the Initial Number (as hereinafter defined) of fully paid and nonassessable shares of the Company’s Preferred Stock of the series specified hereinafter (the “Preferred Stock”), at a purchase price per share (the “Stock Purchase Price”) equal to the lower of (a) the Next Round Price (as hereinafter defined) or (b) if the Next Round Price is greater than $0.25 per share, $0.25 per share. The “Next Round Price” is the lowest price per share paid by an investor-to which the Company sells shares of its preferred stock in the Next Round (as hereinafter defined). The “Next Round” means the next bona fide offering of the Company’s convertible preferred stock to close after the date of issuance of this Warrant and from which the Company receives gross proceeds of not less than $10 million. In the event the Stock Purchase Price equals the Next Round Price, pursuant to subclause (a) above, then this Warrant shall be exercisable for the Initial Number of shares of the Preferred Stock of the series issued in the Next Round. In the event the Stock Purchase Price equals $0.25, pursuant to subclause (b) above, then this Warrant shall be exercisable for the Initial Number of shares of the Company’s Series B Preferred Stock. In the event the Next Round Price is equal to $0.25 per share, then this Warrant shall be exercisable for the Initial Number of shares of the Preferred Stock of the series issued in the Next Round. The “Initial Number” of shares purchasable hereunder shall be the number obtained by dividing Seven Hundred Twenty Thousand Dollars ($720,000) by the Stock Purchase Price. If in any case such number includes a fraction, the fraction shall be adjusted to the closest integral number. If the Company has not completed the Next Round prior to the exercise hereof then this Warrant shall be exercisable for the Initial Number of shares of Series B Preferred Stock of the Company at a Stock Purchase Price equal to $0.25. As soon as reasonably practicable after the occurrence or non-occurrence of tile latest event or condition necessary to determine (i) the actual number and type of shares of the Company’s stock issuable upon exercise of this Warrant and (ii) the initial Stock Purchase Price, the Company shall execute and deliver a supplement to this Warrant in substantially the form of Exhibit “A” attached hereto, completed with such quantity and price terms and other information as have been determined as a result of the occurrence or non-occurrence of such events or conditions. The provisions of such supplement, once completed and executed, shall control the interpretation and exercise of this Warrant; provided, however, that the failure of the Company to deliver such supplement shall not affect the rights of the Holder of this Warrant to receive the number and type of shares of Preferred Stock as set forth herein.

This Warrant may be exercised at any time and from time to time up to and including 5:00 p.m. (Pacific time) on April 30, 2011 (the “Expiration Date”), upon surrender to the Company at its principal office at 600 East Las Calinas Boulevard, Suite 1340, Irving, TX 75039 (or at such other location as the Company may advise Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly completed and signed and upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares of Preferred Stock for which this Warrant is being exercised determined in accordance with the provisions hereof.

This Warrant is being issued pursuant to, and is required by, that certain Loan and Security Agreement of even date herewith (the “Loan Agreement”) between the Company, as borrower, and Holder’s affiliate, Venture Lending & Leasing III, Inc., as lender (“Lender”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement. Notwithstanding anything to the contrary in the preceding paragraph, the number of shares of Preferred Stock issuable upon exercise of this Warrant is subject to reduction in accordance with the terms and conditions of Section 4.9 hereof.

The Stock Purchase Price and the number of shares purchasable hereunder are subject to further adjustment as provided in Section 4 of this Warrant.

This Warrant is subject to the following additional terms and conditions:

1. Exercise; Issuance of Certificates; Payment for Shares.

(a) Unless an election is made pursuant to clause (b) of this Section 1, this Warrant shall be exercisable at the option of the Holder, at any time or from time to time, on or before the Expiration Date for all or any portion of the shares of Preferred Stock (but not for a fraction of a share) which may be purchased hereunder for the Stock Purchase Price multiplied by the number of shares to be purchased by delivering a duly executed Form of Subscription in substantially the form attached to this Warrant and a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for such amount. In the event, however, that pursuant to the Company’s Certificate of Incorporation, as amended, an event causing automatic conversion of the Company’s Preferred Stock shall have occurred prior to the exercise of this Warrant, in whole or in part, then this Warrant shall be exercisable for the number of shares of common stock (“Common Stock”) of the Company into which the Preferred Stock not purchased upon any prior exercise of this Warrant would have been so converted (and, where the context requires, reference to “Preferred Stock” shall be deemed to be or include such Common Stock, as may be appropriate). The Company agrees that the shares of Preferred Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which the form of subscription shall have been delivered and payment made for such shares. Subject to the provisions of Section 2, certificates for the shares of Preferred Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised. Except as provided in clause (b) of this Section 1, in case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of Preferred Stock as may be requested by the Holder hereof and shall be registered in the name of such Holder or such other name as shall be designated by such Holder, subject to the limitations contained in Section 2.

(b) The Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to clause (a) of this Section 1, may elect, at any time on or before the Expiration Date, to surrender this Warrant and receive that number of shares of Preferred Stock equal to the quotient of: (i) the difference between (A) the Per Share Price (as hereinafter defined) of the Preferred Stock, less (6) the Stock Purchase Price then in effect, multiplied by the number of shares of Preferred Stock the Holder would otherwise have been entitled to purchase hereunder pursuant to clause (a) of this Section 1 (or such lesser number of shares as the Holder may designate in the case of a partial exercise of this Warrant); over (ii) the Per Share Price. Election to exercise under this section (b) may be made by delivering a signed form of subscription to the Company via facsimile, to be followed by delivery of this Warrant.

(c) For purposes of clause (b) of this Section 1, “Per Share Price” means the product of: (i) the greater of (A) the closing price of the Common Stock, as quoted by NASDAQ or listed on any exchange, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the trading day immediately prior to the date of the Holder’s election hereunder or, (B) if applicable at the time of or in connection with the exercise under clause (b) of this Section 1, the gross sales price of one share of the Company’s Common Stock pursuant to a registered public offering or that amount which stockholders of the Company will receive for each share of Common Stock pursuant to a merger, reorganization or sale of assets; and (ii) that number of shares of Common Stock into which each share of Preferred Stock is convertible. If the securities issuable upon conversion of the Preferred Stock are not quoted by NASDAQ or listed on an exchange and none of the above clauses apply, the Per Share Price of the Preferred Stock (or the equivalent number of shares of Common Stock into which such Preferred Stock is convertible) shall be the fair market value of such securities as determined by the Company’s board of directors in its reasonable good faith judgment.

2. Limitation on Transfer.

(a) This Warrant and the Preferred Stock shall not be transferable except upon the conditions specified in this Section 2, which conditions are intended to insure compliance with the provisions of the Securities Act. Each holder of this Warrant or the Preferred Stock issuable hereunder will cause any proposed transferee of the Warrant or Preferred Stock to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2. Notwithstanding the foregoing and any other provision of this Section 2, Holder may freely transfer all or part of this Warrant or the shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the shares, if any) at any time to any lender transferee of at least 33% of the loan commitment of Lender under the Loan Agreement, by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferees(s) (and Holder, if applicable).

(b) Each certificate representing (i) this Warrant, (ii) the Preferred Stock, (iii) shares of the Company’s Common Stock issued upon conversion of the Preferred Stock and (iv) any other securities issued in respect to the Preferred Stock or Common Stock issued upon conversion of the Preferred Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(c) The Holder of this Warrant and each person to whom this Warrant is subsequently transferred represents and warrants to the Company (by acceptance of such transfer) that it will not transfer this Warrant (or securities issuable upon exercise hereof unless a registration statement under the Securities Act was in effect with respect to such securities at the time of issuance thereof) except pursuant to (i) an effective registration statement under the Securities Act, (ii) Rule 144 under the Securities Act (or any other rule under the Securities Act relating to the disposition of securities), or (iii) an opinion of counsel, reasonably satisfactory to counsel for the Company, that an exemption from such registration is available.

3. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Preferred Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights-of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Preferred Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Preferred Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Preferred Stock may be listed; provided, however that nothing in this Section 3 shall be deemed to require the Company to effectuate a registration of its securities under the Securities Act. The Company will not take any action which would result in any adjustment of the Stock Purchase Price (as defined in Section 4 hereof) (i) if the total number of shares of Preferred Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Preferred Stock then outstanding and all shares of Preferred Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Preferred Stock then authorized by the Company’s Certificate of Incorporation, (ii) if the total number of shares of Common Stock issuable after such action upon the conversion of all such shares of Preferred Stock together with all shares of Common Stock then outstanding and then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding would exceed the total number of shares of Common Stock then authorized by the Company’s Certificate of Incorporation or (iii) if the par value per share of the Preferred Stock would exceed the Stock Purchase Price.

4. Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

4.1 Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Preferred Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Preferred Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

4.2 Dividends in Preferred Stock, Other Stock, Property, Reclassification. If at any time or from time to time the holders of Preferred Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(a) Preferred Stock, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Preferred Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(b) any cash paid or payable otherwise than as a cash dividend, or

(c) Preferred Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Preferred Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1 above), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Preferred Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise had he been the holder of record of such Preferred Stock as of the date on which holders of Preferred Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

4.3 Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Preferred Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Preferred Stock (“Corporate Event”), then, as a condition of such Corporate Event, lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Preferred Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Preferred Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby; provided, however, in the event that (1) the per share consideration receivable for each outstanding share of Preferred Stock in such Corporate Event is at least two (2) times the Stock Purchase Price in effect immediately prior to such Corporate Event, (2) the consideration to be received by Holder in such Corporate Event is cash or shares of stock that are of a publicly traded company listed on a national market or exchange which may be sold without restrictions within ninety (90) days of the close of such Corporate Event, (3) the Company’s stockholders own less than 50% of the voting securities of the surviving entity and (4) the surviving entity does not assume warrants of such class of Preferred Stock of the Company that this Warrant is exercisable for, then this Warrant shall automatically be deemed exercised in accordance with the provisions of section 1(b) immediately prior to the consummation of the closing of the Corporate Event. Not withstanding the foregoing, if the Corporate Event does not meet the 4-part test set forth in the preceding sentence, then at the Company’s option, this Warrant will be automatically exercised in accordance with the provisions of section 1(b) immediately prior to the consummation of the closing of the Corporate Event at a Stock Purchase Price of $0.01. In any such case where the Warrant is not deemed exercised pursuant to the previous sentence, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof(including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

4.4 Sale or Issuance Below Purchase Price. The other antidilution rights applicable to the shares of series Preferred Stock purchasable hereunder are set forth in the Company’s Certificate of Incorporation, as amended through the date hereof(the “Charter”). Such antidilution rights shall not be restated, amended, modified or waived in any manner without the Holder’s prior written consent if the effect of such restatement, amendment, modification or waiver on the Holder hereof would be more adverse to the Holder hereof than, and substantially dissimilar to, its effect on the other holders of the same series of the Company’s Preferred Stock. The Company shall promptly provide the Holder hereof with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.

4.5 Notice of Adjustment. Upon any adjustment of the Stock Purchase Price, and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder of this Warrant-at the address of such holder as shown on the books of the Company. The notice, which may be substantially in the form of Exhibit “A” attached hereto, shall be signed by the Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.6 Other Notices. If at any time:

(a) the Company shall declare any cash dividend upon its Preferred Stock;

(b) the Company shall declare any dividend upon its Preferred Stock payable in stock or make any special dividend or other distribution to the holders of its Preferred Stock;

(c) the Company shall offer for subscription pro rata to the holders of its Preferred Stock any additional shares of stock of any class or other rights;

(d) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another entity; or

(e) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in anyone or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder of this Warrant at the address of such Holder as shown on the books of the Company, (i) at least 10 days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, at least 10 days’ written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Preferred Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action as the case may be.

4.7 Certain Events. If any change in the outstanding Preferred Stock of the Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly effect the adjustments to this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Company shall make in good faith an adjustment in the number and class of shares issuable under this Warrant, the Stock Purchase Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of this Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as the Holder would have owned had this Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

4.8 Confidentiality. In handling any confidential information of Company or any of its subsidiaries, including any information provided pursuant to Section 18.7 hereof, Holder and all employees and agents of Holder shall exercise the same degree of care that Holder exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement, except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Holder in connection with their present or prospective business relations with Company, (ii) to prospective transferees or purchasers of any interest in the loans made hereunder, provided that such transferees or purchasers have entered into a comparable confidentiality agreement in favor of Company and have delivered a copy to Company, (iii) as required by law, regulations, rule or order, subpoena. judicial order or similar order upon reasonable prior notice to Company of the requirement or request for such information, (iv) as may be required in connection with the examination, audit or similar investigation of Holder and (v) as Holder may reasonably determine necessary in connection with the enforcement of remedies hereunder (only to such extent as is reasonably necessary). Confidential information hereunder shall not include information that either (a) in the public domain or in the knowledge or possession of Holder when disclosed to Holder, or becomes part of the public domain after disclosure to Holder through no fault of Holder, or (b) is disclosed to Holder by a third party, provided Holder does not have actual knowledge that such third party is prohibited from disclosing such information.

4.9 Adjustment In Event of Failed Loan Funding. In the event that Lender fails or refuses to make any Loan pursuant to Section 4.2(f) of the Loan Agreement then (A) the maximum number of shares issuable upon exercise of this Warrant immediately prior to such election (the “Maximum Share Amount”) shall be automatically reduced by a number of shares equal to the product of the Maximum Share Amount, and a fraction the numerator of which is the principal amount of such requested but unfunded Loan, and the denominator of which is the Commitment; provided, however, that in the event Lender subsequently funds such Loan (with Company’s consent), such reduction shall be automatically eliminated or reversed (subject to subsequent reduction in accordance with the terms of this paragraph), or (B) to the extent Holder has exercised this Warrant in full or in part for a number of shares of Preferred Stock in excess of the number that would have been issuable under this Warrant after adjustment under clause (A) of this Section 4.9, then such excess number of shares, if any, issued to the Holder upon exercise of this Warrant shall be redeemable by the Company for a period of 120 days after the date of such failure or refusal at a redemption price per share equal to the Stock Purchase Price that was in effect hereunder at the time of exercise with respect to such excess shares.

5. Issue Tax. The issuance of certificates for shares of Preferred Stock upon the exercise of this Warrant shall be made without charge to the Holder of this Warrant for any issue tax in respect thereof; provided. however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.

6. Closing of Books. The Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Preferred Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Preferred Stock, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

8. Amendment of Certificate of Incorporation. Unless the holder of this Warrant consents thereto in writing, the Company shall not amend its Certificate of Incorporation prior to the exercise of this Warrant if the Preferred Stock would be adversely affected by such amendment, unless such amendment affects the rights associated with the Preferred Stock in the same manner as such amendment affects the rights associated with all other shares of the same series of Preferred Stock as those issuable upon the exercise hereof.

9. Registration Rights. The Holder hereof shall be entitled, with respect to the shares of Preferred Stock issued upon exercise hereof or the shares of Common Stock or other securities issued upon conversion of such Preferred Stock as the case may be, to all of the registration rights set forth in the Second Amended and Restated Investors Rights Agreement dated as of February 24, 2003 (the “Rights Agreement”), to the same extent and on the same terms and conditions as possessed by the investors thereunder with the following exceptions and clarifications: (i) the Holder will have no demand registration rights; (ii) the Holder will be subject to the same provisions regarding indemnification as contained in the Rights Agreement; and (iii) the registration rights are assignable by the Holder of this Warrant in connection with transfers of this Warrant in accordance with Section 2(a) hereof, or with respect to the securities acquired upon exercise of this Warrant, to an affiliate (as defined in Rule 501 of the Securities Act of 1933, as amended) of Holder, other than any direct or indirect competitor of the Company. The Company shall take such action as may be reasonably necessary to assure that the granting of such registration rights to the Holder does not violate the provisions of the Rights Agreement or any of the Company’s charter documents or rights of prior grantees of registration rights, and upon the exercise of this Warrant, Holder agrees to become a party to the Rights Agreement as an “Investor Holder” as defined therein (with such changes contemplated herein) and the Company’s Second Amended and Restated Stockholders’ Agreement dated as of February 25, 2003, as amended (the “Stockholders’ Agreement”) and to execute such other agreements as may be reasonably requested by the Company to reflect Holder’s rights and obligations as an “Investor” (as such term is defined therein) and as an “Investor” under the Stockholders’ Agreement.

10. Rights and Obligations Survive Exercise of Warrant. The rights and obligations of the Company, of the Holder of this Warrant and of the holder of shares of Preferred Stock issued upon exercise of this Warrant, contained in Sections 6, 8 and 9 shall survive the exercise of this Warrant.

11. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

12. Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be deemed to have been given (i) upon receipt if delivered personally or by courier (ii) upon confirmation of receipt if by telecopy or (iii) three business days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant.

13. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets. All of the obligations of the Company relating to the Preferred Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and permitted assigns of the holder hereof. The Company will, at the time of the exercise of this Warrant, in whole or in part. upon request of the Holder hereof but at the Company’s expense, acknowledge in writing its continuing obligation to the Holder hereof in respect of any rights (including, without limitation, any right to registration of the shares of Common Stock) to which the holder hereof shall continue to be entitled after such exercise in accordance with this Warrant; provided, that the failure of the holder hereof to make any such request shall not affect the continuing obligation of the Company to the Holder hereof in respect of such rights; provided, further, that in any case, such successor(s) or permitted assign(s) executes such other agreements as may be reasonably requested by the Company to reflect such party’s rights and obligations as an “Investor Holder” (as such term is defined in the Rights Agreement) and as an “Investor” under the Stockholders’ Agreement.

14. Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

15. Lost Warrants or Stock Certificates. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

17. Representations of Holder. With respect to this Warrant, Holder represents and warrants to the Company as follows:

17.1 Experience. It is experienced in evaluating and investing in companies engaged in businesses similar to that of the Company; it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning the Company, its business and services, its officers and its personnel; the officers of the Company have made available to Holder any and all written information it has requested; the officers of the Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by the Company; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and it is able to bear the economic risk of that investment.

17.2 Investment. It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. It understands that this Warrant, the shares of Preferred Stock issuable upon exercise thereof and the shares of Common Stock issuable upon conversion of the Preferred Stock, have not been registered under the Securities Act, nor qualified under applicable state securities laws.

17.3 Rule 144. It acknowledges that this Warrant, the Preferred Stock and the Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

17.4 Access to Data. It has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and has had the opportunity to inspect the Company’s facilities.

17.5 Accredited Investor. It is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

18. Additional Representations and Covenants of the Company. The Company hereby represents, warrants and agrees as follows:

18.1 Corporate Power. The Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

18.2 Authorization. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by the Company of this has been taken. This Warrant is a valid and binding obligation of the Company. enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency and similar laws affecting creditors’ rights in general, and subject to general principals of equity and the extent to which the indemnification provisions contained in the Rights Agreement may be limited by applicable federal and state securities laws.

18.3 Offering. Subject in part to the truth and accuracy of Holder’s representations set forth in Section 17 hereof, the offer, issuance and sale of this Warrant is, and the issuance of Preferred Stock upon exercise of this Warrant and the issuance of Common Stock upon conversion of the Preferred Stock will be exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

18.4 Stock Issuance. Upon exercise of this Warrant, the Company will use its best efforts to cause stock certificates representing the shares of Preferred Stock purchased pursuant to the exercise to be issued in the names of Holder, its nominees or assignees, as appropriate at the time of such exercise. Upon conversion of the shares of Preferred Stock into shares of Common Stock, the Company will issue the Common Stock in the names of Holder, its nominees or assignees, as appropriate.

18.5 Certificate and By-Laws. The Company has provided Holder with true and complete copies of the Company’s Certificate of Incorporation, By-Laws, and each Certificate of Determination or other charter document setting, forth any rights, preferences and privileges of Company’s capital stock, each as amended and in effect on the date of issuance of this Warrant.

18.6 Conversion of Preferred Stock. As of the date hereof, each share of the Preferred Stock is convertible into one share of the Common Stock.

18.7 Financial and Other Reports. From time to time up to the earlier of the Expiration Date or the complete exercise of this Warrant, the Company shall furnish to Holder (i) within 180 days after the close of each fiscal year of the Company an audited balance sheet and statement of changes in financial position at and as of the end of such fiscal year, together with an audited statement of income for such fiscal year; (ii) within 45 days after the close of each fiscal quarter of the Company, an unaudited balance sheet and statement of cash flows at and as of the end of such quarter, together with an unaudited statement of income for such quarter; and (iii) promptly after sending, making available, or filing, copies of all material and financial statements (not otherwise described in clauses (i) and (ii) of this Section 18.7) that the Company sends to all its stockholders. The covenants of Company set forth in this Section 18.7 shall terminate and be of no further force and effect upon the earlier to occur of (i) the consummation of a sale of securities pursuant to a registration statement filed by Borrower under the Securities Act of 1933, as amended, in connection with a firm commitment underwritten offering of its securities to the general public or (ii) the date Borrower first becomes subject to the periodic reporting requirement of Sections 12(g) or 15(d) of the Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this 30th day of October, 2003.

COMPANY:

MASERGY COMMUNICATIONS, INC.

By:	/s/ T. David MacGrandle
Name:	T. David MacGrandle
Title:	VP Finance

HOLDER:

VENTURE LENDING & LEASING III, LLC, a Delaware limited liability company

By:	VLLI CAPITAL, LLC,
a Delaware limited liability company
Its:	Managing Member

By:	Westech Investment Advisors, Inc.,
a California corporation
Its:	Managing Member

By:	/s/ Ronald W. Swenson
Name:	Ronald W. Swenson
Title:	Chief Executive Officer

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:

☐	The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, (1) See Below ( ) shares (the “Shares”) of Stock of and herewith makes payment of Dollars ($ ) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to, , whose address is .

☐	The undersigned hereby elects to convert percent ( %) of the value of the Warrant pursuant to the provisions of Section l(b) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to the Company.

Dated
Holder:
By:
Its:

(Address)

(1)	Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Preferred Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Preferred Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated
Holder:
By:
Its:

MASERGY	2740 North Dallas Parkway Suite 260 Plano, TX 75093 +1 866.588.5885 toll free +1 214.442.5756 fax info@masergy.com www.masergy.com

Reference is hereby made to that certain warrant dated October 30, 2003 (the “Warrant”), issued by MASERGY COMMUNICATIONS, INC., a Delaware corporation (the “Company”), to VENTURE LENDING & LEASING III, LLC, a Delaware limited liability company (the “Holder”).

The Warrant provides that the actual number of shares of the Company’s capital stock issuable upon exercise of the Warrant and the initial exercise price per share are to be determined by reference to one or more events or conditions subsequent to the issuance of the Warrant. Such events or conditions have now occurred or lapsed, and the Company wishes to confirm the actual number of shares issuable and the initial exercise price. The provisions of this Supplement to Warrant are incorporated into the Warrant by this reference, and shall control the interpretation and exercise of the Warrant.

Notice is hereby given pursuant to Section 4.5 of the Warrant that the following adjustment(s) have been made to the Warrant: the Warrant is now exercisable for One Hundred Ninety One Thousand Seven Hundred Forty Four (191,744) fully paid and nonassessable shares of the Company’s Series A-1 Stock at a price of Three and 7550/100 Dollars ($3.7550) per share (the “Stock Purchase Price”). The Stock Purchase Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.

Executed this 24th day of March, 2005.

MASERGY COMMUNICATIONS, INC.

By:	/S/ BARRY D. NALLS

Name:	BARRY D. NALLS

Title:	PRESIDENT & CEO